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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): FEBRUARY 22, 2006


                        PACIFICHEALTH LABORATORIES, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


            DELAWARE                000-23495              22-3367588
  -----------------------------    ------------       ----------------------
  (State or Other Jurisdiction     (Commission            (IRS Employer
       of Incorporation)           File Number)       Identification Number)


       100 MATAWAN ROAD, SUITE 420, MATAWAN, NJ             07747-3913
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       (Address of Principal Executive Offices)             (Zip Code)


       Registrant's telephone number, including area code: (732) 739-2900


                                       N/A
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.01   COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

         On February 22, 2006, PacificHealth Laboratories, Inc. (the "Company"), pursuant to an Asset Purchase Agreement of the same date, sold to Mott's LLP ("Mott's") the patents, trademarks, web sites and other intellectual property related to the Company's Accelerade(R) and Endurox(R) sports nutrition product lines. Simultaneously, the Company and Mott's entered into a License Agreement giving the Company the exclusive, royalty free right to continue to sell these products in powder, gel and pill form. Consequently, the Company will continue to market its current sports nutrition products in the same manner as prior to the sale of the intellectual property assets.

         Under the Asset Purchase Agreement, the Company received $4,000,000 at closing and, if Mott's launches a product using the purchased assets, the Company will receive royalty payments for a finite period following such launch, subject to an annual limitation on the amount of the royalty. There are no minimum royalties and there is no specific time by which Mott's must launch a product, but the Company will have the option to repurchase the assets if a product is not launched within a time specified in the Asset Purchase Agreement.

         The Asset Purchase Agreement grants Mott's a right of first negotiation through the sixth year following the first launch of a product by Mott's, with respect to any new products, inventions or other intellectual property which the Company determines to license or commercialize with a commercial partner. The right of first negotiation will not affect any products which the Company will commercialize itself.

         Under the Asset Purchase Agreement, the Company is significantly limited in its ability to engage in the research, development, testing, marketing, sale or distribution of sports drinks, except with respect to the Company's rights under the License Agreement or on behalf of Mott's.

         Under the License Agreement, the Company is required to meet certain sales performance standards based on the Company's 2005 powder and gel sales, with a 5% annual growth rate. During this period, the Company's sales performance obligation will be waived in any year in which Mott's does not expend a specified minimum annual amount to support the brands. After March 31, 2017, the Company's sales of powder and gel are required to be at least an amount determined every five years as the sales amount for the year preceding such five year period. In the event the Company does not meet these minimums, Mott's will have the option to terminate the Company's rights under the License Agreement. The License will terminate upon a change in control of the Company if Mott's determines, in its reasonable discretion, that the Company's transferee, successor or new controlling person could be detrimental to the value or usefulness of the assets transferred to Mott's by the Company. The License is effective in all countries in which the Company now markets these products and certain other countries.

         In connection with these transactions, the Company's President, Dr. Robert Portman, has entered into a Consulting, License and Non-Competition Agreement ("Consulting Agreement") for a period ending on the later of the second anniversary of launch of a product by Mott's or three years after closing under the Asset Purchase Agreement. Under the Consulting Agreement, Dr. Portman will consult with Mott's with respect to research, development, enhancement, testing, marketing and sale of products related to the transferred intellectual property. Dr. Portman will not receive any compensation for these services, other than for personal appearances at certain speaking engagements and media opportunities. Dr. Portman is significantly limited in his ability to engage in the research, development, testing, marketing, sale or distribution of sports drinks, except with respect to the Company's activities under the License Agreement or on behalf of Mott's.

         Under the Consulting Agreement, Dr. Portman has licensed, for no additional compensation, the non-exclusive right to use his name, in connection with the packaging, marketing and sale of any products by Mott's under the Accelerade and Endurox brands. In the License Agreement, the Company has granted Mott's similar rights to use the Company's name. The breach of certain covenants by Dr. Portman in the Consulting Agreement may give Mott's the right to terminate the Company's rights under the License Agreement or the royalty payments under the Asset Purchase Agreement.


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                                    SIGNATURE
                                    ---------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            PACIFICHEALTH LABORATORIES, INC.


Dated: February 22, 2006                    By: /s/ Stephen P. Kuchen
                                                ----------------------------
                                                Stephen P. Kuchen
                                                Chief Financial Officer

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